EXHIBIT 10.9

$600,000,000

REVOLVING CREDIT AGREEMENT

among

NEW YORK STATE ELECTRIC &

GAS CORPORATION,

ROCHESTER GAS AND

ELECTRIC CORPORATION,

CENTRAL MAINE POWER COMPANY,

as Borrowers

The Several Lenders

from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH,

SOVEREIGN BANK (SANTANDER GROUP),

TD BANK, N.A.,

THE BANK OF NEW YORK MELLON, and

UNION BANK, N.A.,

as Co-Documentation Agents

Dated as of July 15, 2011

J.P. MORGAN SECURITIES LLC, and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SIGNATURES

Schedule 1.01	Commitments
Schedule 4.04	Litigation
Schedule 4.11	Environmental and Safety Matters
Schedule 11.01	Notice Addresses

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C-1	Form of Revolving Note
EXHIBIT C-2	Form of Swingline Note
EXHIBIT D	Form of Exemption Certificate
EXHIBIT E	Form of Extension Letter
EXHIBIT F	Form of Commitment Increase Supplement
EXHIBIT G	Form of Additional Lender Supplement
EXHIBIT H	Form of Sublimit Adjustment Letter

-iv-

REVOLVING CREDIT AGREEMENT, dated as of July 15, 2011, among NEW YORK STATE ELECTRIC & GAS CORPORATION, a New York corporation (“NYSEG”), ROCHESTER GAS AND ELECTRIC CORPORATION, a New York corporation (“RG&E”), CENTRAL MAINE POWER COMPANY, a Maine corporation (“CMP”; together with NYSEG, and RG&E, the “Borrowers”; each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”), BANK OF AMERICA, N.A., as syndication agent (the “Syndication Agent”) and BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH, SOVEREIGN BANK (SANTANDER GROUP), TD BANK, N.A., THE BANK OF NEW YORK MELLON and UNION BANK, N.A., as co-documentation agents (the “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, each Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to the Borrowers on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, such parties hereby agree as follows:

SECTION 1. METHOD OF BORROWING AND PAYMENT OF FEES

1.01 Commitments; Revolving Loans.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make revolving loans (“Revolving Loans”) to each Borrower at any time and from time to time from and including the date hereof to but excluding the Termination Date, or until the earlier termination of its Commitment, in an aggregate principal amount at any one time outstanding not to exceed the amount of its Commitment; provided that (i) the aggregate principal amount of all Loans to and L/C Obligations of NYSEG outstanding at any time shall not exceed the NYSEG Sublimit, (ii) the aggregate principal amount of all Loans to and L/C Obligations of RG&E outstanding at any time shall not exceed the RG&E Sublimit, (iii) the aggregate principal amount of all Loans to and L/C Obligations of CMP outstanding at any time shall not exceed the CMP Sublimit and (iv) the Total Extensions of Credit shall not exceed the Total Commitments. Loans made to any Borrower shall be the several obligations of such Borrower.

(b) The Revolving Loans made by the Lenders on any Borrowing Date that are ABR Loans shall be (i) in a minimum aggregate principal amount of $1,000,000, (ii) in an integral multiple of $500,000 in excess of the amount provided in clause (i) above or (iii) in an aggregate principal amount equal to the remaining balance of the Total Commitment, as the case may be. The Revolving Loans made by the Lenders on any Borrowing Date that are Eurodollar Loans shall be (A) in a minimum aggregate principal amount of $3,000,000 (or, if less, in the amount of the Total Commitments less the Total Extensions of Credit) or (B) in an integral multiple of $1,000,000 in excess of the amount provided in clause (A) above, as the case may be.

1.02 Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan required to be made by such other Lender).

(b) Each Revolving Loan shall be an ABR Loan or a Eurodollar Loan, as such Borrower may request, subject to and in accordance with Section 2.01. Each Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Revolving Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing that, if made, would result in an aggregate of more than ten separate Eurodollar Loans of any Lender being outstanding to such Borrower hereunder at any one time. For purposes of the foregoing, Eurodollar Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Revolving Loans.

1.03 Termination and Reduction of Commitments; Sublimits.

(a) Upon at least three Business Days’ prior irrevocable written or facsimile notice to the Administrative Agent (which shall promptly be communicated by the Administrative Agent to the Lenders), the Borrowers may at any time permanently terminate in whole, or from time to time permanently reduce in part, the Commitment of each Lender in respect of each Borrower, ratably in accordance with the proportion that each Lender’s Commitment bears to the Total Commitment; provided that such termination or reduction of Commitments shall have the effect of reducing or terminating each Borrower’s Sublimit in a pro rata amount; provided further that at no time shall the Extensions of Credit of any Lender exceed the Commitment of such Lender. If, after giving effect to any reduction of the Commitments, the Swingline Commitment exceeds the amount of the aggregate Commitments, the Swingline Commitment shall be automatically reduced by the amount of such excess. Each such partial reduction of the Commitments of the Lenders shall be in the aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess of $5,000,000.

(b) Each of the Borrowers shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, the applicable Facility Fee on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.

(c) The Commitments shall be automatically terminated on the Termination Date, and the Swingline Commitment shall be automatically terminated on the Swingline Maturity Date, in each case unless sooner terminated pursuant to any other provision of this Section 1.03 or Section 8.

(d) Upon at least three Business Days’ prior irrevocable written or facsimile notice to the Administrative Agent (which shall promptly be communicated by the Administrative Agent to the Swingline Lender), the Borrowers may at any time permanently terminate in whole, or from time to time permanently reduce in part, the Swingline Commitment; provided that any such partial reduction shall be in an aggregate amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; provided further that at no time shall the aggregate outstanding Swingline Loans exceed the Swingline Commitment.

1.04 Extensions of Commitments.

(a) The Borrowers may, by sending an Extension Letter in substantially the form of Exhibit E to the Administrative Agent (in which case the Administrative Agent shall promptly deliver a copy to each of the Lenders), not less than 30 days and not more than 60 days prior to each anniversary of the Closing Date, request that the Lenders extend the Termination Date then in effect (the “Current Termination Date”) so that it will occur one year after the Current Termination Date. Each Lender, acting in its sole discretion, shall advise in response to such extension request, by written notice to the Administrative Agent given not less than 15 days and not more than 30 days prior to the Current Termination Date or the next occurring anniversary of the Closing Date, as the case may be (such date on which a Lender may give notice of its intention to extend the Current Termination Date being referred to herein as the “Final Election Date”), whether or not such Lender agrees to such extension (each Lender that so advises the Administrative Agent that it will not extend the Current Termination Date being referred to herein as a “Non-Extending Lender”). Any Lender that does not advise the Administrative Agent by the Final Election Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to agree.

(b)    (i) In response to such extension request under Section 1.04(a), if Lenders holding Commitments that aggregate 50% or more of the Total Commitments of the Lenders on or prior to the Final Election Date have not agreed to extend the Termination Date, then the Current Termination Date shall not be so extended and the outstanding principal balance of all loans and other amounts payable hereunder shall be due and payable on the Current Termination Date.

(ii) In response to such extension request under Section 1.04(a), if Lenders holding Commitments that aggregate more than 50% of the Total Commitments on or immediately prior to the Final Election Date have agreed to extend the Current Termination Date, the Administrative Agent shall notify each Borrower of such agreement in writing no later than five days after the Final Election Date, and effective on the Current Termination Date or the next occurring anniversary of the Closing Date, as the case may be (the “Extension Date”), the Termination Date applicable to the Lenders that have agreed to such extension (such Lenders being referred to herein as “Continuing Lenders”) shall be the day that is one year after the Current Termination Date. In the event of such extension, the Commitments of each Non-Extending Lender shall terminate on the Current Termination Date applicable to such Non-Extending Lender, all Loans, L/C Obligations and other amounts payable hereunder to such Non-Extending Lender shall become due and payable on such Current Termination Date and the Total Commitments of the Lenders hereunder shall be reduced by the aggregate Commitments of Non-Extending Lenders so terminated on and after such Current Termination Date. Each Non-Extending Lender shall be required to maintain its original Commitments up to the Termination Date, or Current Termination Date, as applicable, to which such Non-Extending Lender had previously agreed.

(c) In the event that the conditions in Section 1.04(b)(ii) have been satisfied, the Borrowers shall have the right on or before the Extension Date, at their own expense, to require any Non-Extending Lender to transfer and assign without recourse or representation (except as to title and the absence of Liens created by it) (in accordance with and subject to the restrictions contained in Section 11.02) all its interests, rights and obligations under the Loan Documents (including with respect to any Letter of Credit) to one or more banks, financial institutions or other entities (which may include any Lender) (each, an “Extension Lender”); provided that (w) such Extension Lender agrees that the Termination Date applicable to it shall be the day that is one year after the Current Termination Date, (x) such Extension Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent, the Swingline Lender and each Issuing Lender (which consents shall not be unreasonably withheld), (y) such assignment shall become effective as of the Extension Date and (z) such Extension Lender shall pay to such Non-Extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Non-Extending Lender hereunder and all other amounts accrued for such Non-Extending Lender’s account or owed to it hereunder. Notwithstanding the foregoing, no extension of the Termination Date shall become effective unless, on the Extension Date, the conditions set forth in Section 5.02 shall be satisfied (with all references in such paragraphs to the making of a Loan or issuance of a Letter of Credit being deemed to be references to the extension of the Commitments on the Extension Date) and the Administrative Agent shall have received certificates to that effect with respect to each Borrower dated the Extension Date and executed by a responsible officer of such Borrower.

(d) Notwithstanding anything to the contrary in this Section 1.04, the Termination Date shall not be extended unless the aggregate Commitments of the Continuing Lenders and any other Extension Lenders are greater than or equal to the Total Extensions of Credit as of the Extension Date.

(e) There shall be no more than two extensions under this Section 1.04.

1.05 Additional Commitments.

(a) In the event that the Borrowers wish to increase the Commitments at any time when no Event of Default has occurred and is continuing, they shall notify the Administrative Agent in writing of the amount (the “Proposed Increase Amount”) of such proposed increase (such notice, a “Commitment Increase Notice”); provided that the aggregate amount of any such increase in Commitments shall be at least $10,000,000. The Borrowers may offer to the existing Lenders and, with the consent of the Administrative Agent, the Swingline Lender and any Issuing Lenders (which consents shall not be unreasonably withheld), one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Proposed Increase Amount pursuant to Section 1.05(b).

(b) Any Lender that accepts an offer to it by the Borrowers to increase its Commitment pursuant to Section 1.05(a) shall, in each case, execute a Commitment Increase Supplement with each Borrower and the Administrative Agent, substantially in the form of Exhibit F, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule 1.01 shall be deemed to be amended to so increase the Commitment of such Lender.

(c) Any additional bank, financial institution or other entity which the Borrowers select to offer participation in the increased Commitment and which elects to become a party to this Agreement and provide a Commitment in an amount so offered and accepted by it pursuant to Section 1.05(a) shall execute an Additional Lender Supplement with each Borrower and the Administrative Agent, substantially in the form of Exhibit G, whereupon such bank, financial institution or other entity (herein called an “Additional Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 1.01 shall be deemed to be amended to add the name and Commitment of such Additional Lender; provided that the Commitment of any such Additional Lender shall be in an amount not less than $5,000,000.

(d) Notwithstanding anything to the contrary in this Section 1.05, (i) in no event shall any transaction effected pursuant to this Section 1.05 cause the Total Commitments to exceed $900,000,000, (ii) in no event shall the aggregate principal amount of Loans and L/C Obligations owed by any Borrower exceed such Borrower’s Sublimit and (iii) no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.

(e) Subject to the terms and conditions hereof, each Additional Lender and each Lender that executes a Commitment Increase Supplement or Additional Lender Supplement, as the case may be, pursuant to Section 1.05(b) (each, an “Accordion Lender”) shall, on the date upon which its Commitment or increased Commitment, as the case may be, becomes effective (its “Accordion Effective Date”), make Revolving Loans to each Borrower, and each Borrower shall prepay outstanding Revolving Loans owing to the Lenders other than such Accordion Lender(s), in amounts such that, after giving effect to the making of such Revolving Loans by such Accordion Lender and the prepayment of outstanding Revolving Loans owing to Lenders other than such Accordion Lender(s), the aggregate principal amount of Revolving Loans owing to each Lender shall equal such Lender’s Commitment Percentage (determined after giving effect to the new or increased Commitment of such Accordion Lender(s)) of the aggregate amount of the Revolving Loans outstanding on such Accordion Effective Date. On such Accordion Effective Date, each Borrower shall pay to the Administrative Agent, for the account of the Lenders, any amounts owing to such Lenders pursuant to Section 2.12 in respect of Revolving Loans prepaid on such Accordion Effective Date pursuant to this Section 1.05(e).

(f) At the time the Borrowers submit a Commitment Increase Notice, they shall advise the Lenders of the proposed new Sublimits.

1.06 Adjustments of Sublimits. The Borrowers may from time to time so long as no Event of Default exists with respect to any Borrower, upon not less than five Business Days’ notice to the Administrative Agent in a Sublimit Adjustment Letter in substantially the form of Exhibit H (in which case the Administrative Agent shall promptly deliver a copy to each of the

Lenders), change their respective Sublimits; provided that (i) the aggregate amount of the Sublimits shall equal but not exceed the Total Commitments, (ii) each Sublimit shall be an integral multiple of $5,000,000, (iii) the NYSEG Sublimit shall not exceed $200,000,000, (iv) the RG&E Sublimit shall not exceed $100,000,000 and (v) the CMP Sublimit shall not exceed $350,000,000; provided further that, notwithstanding the foregoing clauses (iii), (iv) and (v), the NYSEG Sublimit, RG&E Sublimit and CMP Sublimit may be increased in accordance with Section 1.05(f).

SECTION 2. THE LOANS

2.01 Notice and Provision of Revolving Loans.

(a) Each Borrower shall give the Administrative Agent written or facsimile notice (or telephone notice promptly confirmed in writing or by facsimile) (x) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York time, three Business Days before a proposed Borrowing by such Borrower, or (y) in the case of an ABR Borrowing, not later than 11:00 a.m., New York time, on the day of a proposed Borrowing by such Borrower. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, or with respect to any notice provided for under Section 2.07(a) hereof, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b) Each Lender shall make a Revolving Loan in the amount required, as determined under Section 2.13, with respect to each Borrowing hereunder on the Borrowing Date by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York time, and the Administrative Agent shall by 3:00 p.m., New York time, credit the amounts so received to the general deposit account of such Borrower with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of a Eurodollar Loan, prior to the date of any such Borrowing, and (y) in the case of an ABR Loan, not later than 12:00 noon, New York time, on the date of any Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.01(b) and the Administrative Agent may, in reliance upon such assumption, make available to such Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date such amount is paid to the Administrative Agent, at (i) in the case of a payment to be made by such Borrower, the interest rate applicable at the time to the Revolving Loans comprising such Borrowing, and (ii) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its portion of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan as part of such Borrowing for purposes of this Agreement. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Notwithstanding any other provisions of this Agreement, no Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

2.02 Repayment of Loans.

(a) The outstanding principal balance of each Revolving Loan shall be payable on the Interest Payment Date with respect thereto unless such Revolving Loan is continued or converted in accordance with Section 2.07; provided that in any event the outstanding principal balance of each Revolving Loan shall be payable not later than the earlier of (i) the one-year anniversary of the Borrowing Date with respect to such Revolving Loan and (ii) the Termination Date. Each Revolving Loan shall bear interest on the outstanding principal balance thereof from the applicable Borrowing Date as set forth in Section 2.04.

(b) The aggregate outstanding principal of the Swingline Loans shall be payable not later than the earlier of (i) seven days after the Borrowing Date with respect to such Swingline Loan and (ii) the Swingline Maturity Date.

2.03 Facility Fees, etc.

(a) Each Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (a “Facility Fee”) for the period from and including the Closing Date until all of the Loans have been repaid, the Letters of Credit terminated and the Commitments have been terminated, computed at the Facility Fee Rate on the Commitment Percentage of such Lender of the total amount of the Facility (drawn or undrawn) multiplied by such Borrower’s Fee Percentage then in effect, payable quarterly in arrears on the last day of each March, June, September and December, on the Termination Date, (and if applicable, thereafter on demand), commencing on the first of such dates to occur after the Closing Date. If any Commitment shall be reduced in part, the Facility Fee shall be paid in accordance with Section 1.03(b).

(b) Each Borrower agrees to pay to the Administrative Agent the Fees in the amounts and on the dates previously agreed to in writing by such Borrower and the Administrative Agent.

(c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

2.04 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Each Swingline Loan shall bear interest equal to the ABR plus the Applicable Margin.

(d)(i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.04 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%; and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%; in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full.

(e) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.04(d) shall be payable from time to time on demand.

2.05 Computation of Interest and Fees.

(a) Interest and Fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify each Borrower and the Lenders of each determination of an Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify each Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of any Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.09(a).

2.06 Alternate Rate of Interest. If prior to the first day of any Interest Period the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the relevant Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or that such Eurodollar Rate is not available, the Administrative Agent shall give telecopy or telephonic notice thereof to such Borrower and the Lenders as soon as practicable thereafter. If such notice is given, then (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Revolving Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall such Borrower have the right to convert Revolving Loans to Eurodollar Loans.

2.07 Continuation and Conversion of Revolving Loans.

(a) Each Borrower shall have the right, with respect to any Eurodollar Loan made to such Borrower, at the end of any Interest Period, on three Business Days’ prior telephonic notice to the Administrative Agent (which shall be confirmed in writing on the next Business Day thereafter) (i) to continue such Revolving Loan into a subsequent Interest Period (provided that no Revolving Loan shall be continued into an Interest Period that ends on a date that is later than the earlier to occur of the one-year anniversary of the Borrowing Date with respect to such Revolving Loan and the Termination Date) or (ii) to convert such Revolving Loan into an ABR Loan.

(b) Each Borrower shall have the right, with respect to any ABR Loan made to such Borrower, at any time, on three Business Days’ prior telephonic notice to the Administrative Agent (which shall be confirmed in writing on the next Business Day thereafter), to convert such Revolving Loan into a Eurodollar Loan.

(c) Any notice required to be given by any Borrower to the Administrative Agent pursuant to this Section 2.07 shall be irrevocable. Any notice given by any Borrower to the Administrative Agent hereunder shall be promptly communicated by the Administrative Agent to the Lenders.

(d) In addition to the above notice requirements, any continuation or conversion by such Borrower pursuant to this Section 2.07 shall be subject to the following:

(i) no Event of Default shall have occurred and be continuing at the time of such continuation or conversion;

(ii) if less than all the Revolving Loans at the time outstanding shall be continued or converted, such continuation or conversion shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans of the Type being continued or converted held by the Lenders immediately prior to such continuation or conversion;

(iii) each conversion shall be effected by each Lender by applying the proceeds of the new ABR Loan or Eurodollar Loan, as the case may be, to the Revolving Loan being converted;

(iv) upon each conversion of an ABR Loan into a Eurodollar Loan, and upon the conversion of a Eurodollar Loan into an ABR Loan, such Borrower shall pay all accrued interest on such Revolving Loan being converted at the time of conversion;

(v) if the new Revolving Loan made in respect of a conversion shall be a Eurodollar Loan, the first Interest Period with respect thereto shall commence on the date of conversion;

(vi) any Revolving Loan which may not be continued as or converted into a Eurodollar Loan shall be automatically continued as or converted to an ABR Loan; provided that each Revolving Loan shall be paid in full not later than the earlier to occur of the one-year anniversary of the Borrowing Date with respect to such Revolving Loan and the Termination Date;

(vii) a Eurodollar Loan may be converted to an ABR Loan only on the last day of an Interest Period; and

(viii) any conversion shall be subject to Section 1.01(b) hereof.

In the event that any Borrower shall not give notice to continue any Eurodollar Loan as a Eurodollar Loan into a subsequent Interest Period, or to convert any such Revolving Loan, such Revolving Loan (unless repaid) shall automatically become an ABR Loan at the expiration of the then current Interest Period.

2.08 Prepayments.

(a) Each Borrower shall have the right, upon notice to the Administrative Agent, at any time and from time to time to prepay any Borrowing, in whole or in part, provided that such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Loans and (B) on the date of prepayment of ABR Loans and Swingline Loans); provided, however, that each partial prepayment shall be in an amount that is (i) an integral multiple of $500,000 and not less than $1,000,000, for any ABR Loan or Swingline Loan, or (ii) an integral multiple of $1,000,000 and not less than $3,000,000, for any Eurodollar Loan.

(b) If, on the date of any termination or reduction of the Commitments pursuant to Section 1.03, the aggregate principal amount of all Loans to and L/C Obligations of any Borrower outstanding at any time exceeds such Borrower’s Sublimit (such excess, an “Over-Advance”), then such Borrower shall (i) pay or prepay so much of the Loans in an amount equal to the lesser of such Over-Advance and the aggregate principal amount of all Loans outstanding to such Borrower and (ii) Cash Collateralize its L/C Obligations in amount equal to the difference of such Over-Advance minus the amount of Loans prepaid pursuant to clause (i) above.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit such Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.08 shall be subject to Section 2.12 but otherwise without premium or penalty. All prepayments under this Section 2.08 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment. Each prepayment shall be made to the Administrative Agent, to be distributed to the Lenders, pro rata in accordance with the proportion that each Lender’s Loans of the Type prepaid bears to the aggregate amount of all Lenders’ Loans of such Type outstanding.

2.09 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision herein, if any Change in Law shall (i) subject any Lender or any Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or Swingline Loan or any Eurodollar Loan made by it, or change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or by any political subdivision or taxing authority therein); (ii) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender (except any reserve requirement reflected in the Eurodollar Rate hereunder) or any Issuing Lender; or (iii) impose on any Lender or any Issuing Lender or the interbank Eurodollar market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, upon prompt request of such Lender or Issuing Lender, such Borrower will pay to such Lender or Issuing Lender as provided in Section 2.09(c) such additional amount or amounts as will compensate such Lender or Issuing Lender for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time, each Borrower shall pay as provided in Section 2.09(c) to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) A certificate of each Lender or Issuing Lender signed by an officer of the respective Lender or Issuing Lender setting forth in reasonable detail such amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company as specified in paragraph Section 2.09(a) or 2.09(b), as the case may be, shall be delivered to the relevant Borrower and shall be conclusive absent manifest error. Such Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation. The protection of this Section 2.09 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

2.10 Change in Legality.

(a) Notwithstanding any other provision herein, if any Lender determines that any Change in Law shall make it unlawful for such Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by prompt written notice to each Borrower and to the Administrative Agent, such Lender may:

(i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by any Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless and until such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.10(c).

(b) In the event any Lender shall give notice pursuant to Section 2.10(a), all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(c) For purposes of this Section 2.10, a notice to any Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by such Borrower.

2.11 New Office or Agency; Replacement of Lenders.

(a) If any Lender (i) requests compensation under Section 2.09, (ii) gives notice pursuant to Section 2.10(a) or (iii) requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then in each case such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.16 or cause such Lender to withdraw its notice pursuant to Section 2.10(a), as the case may be, in the future, and (y) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay its pro rata share of the reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.09, or if any Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.11(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.02), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.02;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

2.12 Indemnity.

(a) Each Borrower shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (i) any failure by such Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Section 4, (ii) any failure by such Borrower to borrow or to refinance, convert, continue or prepay any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion, continuation or prepayment has been given pursuant to Section 2.01, 2.07 or 2.08, (iii) any payment, prepayment or conversion by such Borrower of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon by such Borrower, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (v) the occurrence of any Event of Default with respect to such Borrower; including, in each case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (x) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted or continued (assumed to be the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period for such Loan which would have commenced on the date of such failure) over (y) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period or Interest Period, as the case may be. A certificate of any Lender setting forth in reasonable detail any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the relevant Borrower and shall be conclusive absent manifest error. Such Borrower shall pay each Lender the amount shown as due on any certificate within 15 days after its receipt of same.

(b) Payments made by any Borrower under this Section 2.12 shall be the several obligation of such Borrower and no Borrower shall have any liability for, or shall guarantee any obligation of, any other Borrower.

2.13 Pro Rata Treatment. Except in the case of Swingline Loans, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment on account of any Facility Fee, each reduction of the Commitments and each refinancing of any Borrowing with, conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans), except in each case (i) as otherwise expressly contemplated by this Agreement and (ii) as required to give effect to the provisions of Sections 2.09, 2.10, 2.11 and 2.12. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s Percentage of such Borrowing, to the next higher or lower whole dollar amount.

2.14 Sharing of Setoffs. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Revolving Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Revolving Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.15 Payments.

(a) Each Borrower shall make each payment (including principal of or interest on any Borrowing of such Borrower or any Fees or other amounts owing by such Borrower) hereunder not later than 12:00 p.m., New York time, on the date when due in dollars to the Administrative Agent, for the account of the Lenders or the Swingline Lender, as the case may be, at the Funding Office, in immediately available funds, without condition or deduction for any counterclaim, deduction, recoupment or setoff.

(b) Whenever any payment (including principal of or interest on any Borrowing of such Borrower or any Fees or other amounts owing by such Borrower) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

2.16 Taxes.

(a) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made, in accordance with Section 2.15, free and clear of and without reduction or withholding for any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, withholdings or other charges imposed by any Governmental Authority, and all liabilities with respect thereto, including interest, additions to tax and penalties, excluding taxes imposed on the net income of the Administrative Agent or any Lender or Issuing Lender (or any transferee or assignee thereof, including a participation holder (any such entity being called a “Transferee”)) and any branch profits or franchise taxes imposed on the Administrative Agent or any Lender or Issuing Lender (or Transferee) by the United States or any jurisdiction under the laws of which the Administrative Agent or any such Lender or Issuing Lender (or Transferee) is organized or doing business in or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, duties, deductions, assessments, fees, withholdings, charges and liabilities hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or Issuing Lender (or any Transferee) or the Administrative Agent, then (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender or Issuing Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of Section 2.16(a), each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (hereinafter referred to as “Other Taxes”) that arise from any payment made by such Borrower hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

(c) Each Borrower will indemnify each Lender and each Issuing Lender (or Transferee) and the Administrative Agent, within 10 Business Days after written demand therefor, for the full amount of any Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid by such Lender or Issuing Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing authority or other Governmental Authority. If any Lender or Issuing Lender (or Transferee) or the Administrative Agent determines, in its sole discretion, that is has received a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.16, it shall promptly notify such Borrower of such refund and shall, within 30 days after receipt of a request by such Borrower (or promptly upon receipt, if such Borrower has requested application for such refund pursuant hereto), pay such refund to such Borrower (but only to the extent of amounts that have been paid by such Borrower under this Section 2.16 with respect to such refund), net of all out-of-pocket expenses of such Lender or Issuing Lender (or Transferee) or the Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of such Lender or Issuing Lender (or Transferee) or the Administrative Agent, agrees to repay such refund (plus penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or Issuing Lender (or Transferee) or the Administrative Agent in the event such Lender or Issuing Lender (or Transferee) or the Administrative Agent is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.16(c) shall require any Lender or Issuing Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to taxes that it deems to be confidential) to any Borrower or any other Person.

(d) As soon as practicable, and in any event within 30 days, after the date of any payment of Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 11.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.16 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f) Upon the written request of any Borrower, each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non U.S. Lender”) shall deliver to each of the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. In addition, each Non U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender. Each Non U.S. Lender shall promptly notify each of the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Lender is not legally able to deliver.

(g) A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which such Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to each of the Borrowers (with a copy to the Administrative

Agent), at the time or times prescribed by applicable law or reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(h) No Borrower shall be required to pay any additional amounts to any Lender (or Transferee) in respect of United States Federal withholding tax pursuant to Section 2.16(a) or to provide indemnification pursuant to Section 2.16(c) if the obligation to pay such additional amounts or to provide such indemnification would not have arisen but for a failure by such Lender (or Transferee) to comply with the provisions of Sections 2.16(f) and 2.16(g); provided, however, that each Borrower shall be required to pay those amounts or provide such indemnification to any Lender (or Transferee) that it was required to pay or indemnify hereunder prior to the failure of such Lender (or Transferee) to comply with the provisions of Sections 2.16(f) and 2.16(g).

(i) The obligations of the Borrowers under this Section 2.16 shall be the several obligations of each Borrower and no Borrower shall have any liability for, or shall guarantee any obligation of, any other Borrower.

2.17 Swingline Loans.

(a) From and including the Closing Date to but excluding the Termination Date, the Swingline Lender agrees, on the terms and conditions hereinafter set forth, to make loans to the Borrowers (each, a “Swingline Loan,” and collectively, the “Swingline Loans”), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment. Swingline Loans may be made even if the Swingline Lender’s Extensions of Credit would exceed its Commitment at such time; provided that no Borrowing of Swingline Loans shall be made if, immediately after giving effect thereto, (i) the Total Extensions of Credit would exceed the Total Commitments at such time and (ii) the aggregate Swingline Loans outstanding would exceed the Swingline Commitment. Subject to and on the terms and conditions of this Agreement, the Borrowers may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to Section 2.17(c)) and reborrow Swingline Loans at any time prior to the Termination Date; provided that no Borrower may borrow Swingline Loans the proceeds of which are used to repay outstanding Swingline Loans.

(b) In order to obtain a Swingline Loan, a Borrower shall give the Administrative Agent (and the Swingline Lender, if the Person serving as the Swingline Lender is not also serving as the Administrative Agent) irrevocable notice (a “Swingline Borrowing Notice”) not later than 11:00 a.m., New York time, on the Borrowing Date of each Swingline Loan, specifying the aggregate amount of such Swingline Loan (which shall not be less than $500,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the unutilized Swingline Commitment)). Not later than 4:00 p.m., New York time, on the Borrowing Date, the Swingline Lender shall make available an amount equal to the amount of the requested Swingline Loan in funds immediately available to the Administrative Agent. The Administrative Agent will make the funds so received from the Swingline Lender available to such Borrower by crediting such funds on the Borrowing Date to the general deposit account of such Borrower with the Administrative Agent or by such pre-established mutually agreeable procedures between such Borrower and the Administrative Agent.

(c) With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrowers to, cause a Borrowing of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (and the Swingline Lender, if the Person serving as the Swingline Lender is not also serving as the Administrative Agent) and each other Lender (on behalf of, and with a copy to, the applicable Borrower), not later than 11:00 a.m., New York time, on the day of the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Borrowing Notice given by the applicable Borrower) requesting the Lenders to make Revolving Loans (which shall be made initially as ABR Loans) on the Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 1:00 p.m., New York time, on the requested Borrowing Date, each Lender (other than the Swingline Lender) shall make available its Commitment Percentage of the Refunded Swingline Loans in funds immediately available to the Administrative Agent. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the applicable Borrower from the Swingline Lender in any proceeding under any Debtor Relief Law or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by Section 2.14.

(d) If, as a result of any proceeding under any Debtor Relief Law with respect to any Borrower, Revolving Loans are not made pursuant to Section 2.17(c) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of any Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty, and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its Commitment Percentage of the unpaid amount thereof together with accrued interest thereon. Upon one Business Day’s prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) shall make available to the Administrative Agent an amount, in immediately available funds, equal to its respective participation. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Lender fails to make available to the Administrative Agent the amount of such Lender’s participation as provided in this Section 2.17(d), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Effective Rate for the first three Business Days and thereafter at the ABR. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender’s Commitment Percentage of such payment.

(e) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to Section 2.17(c) and each such Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to Section 2.17(d) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default or (iii) the failure of the amount of such advance of Revolving Loans to meet the minimum Borrowing amount specified in Section 1.01(b).

SECTION 3. LETTERS OF CREDIT

3.01 L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the L/C Participants set forth in Section 3.04(a), agrees to issue letters of credit (collectively, “Letters of Credit”) for the account of any Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the relevant Issuing Lender; provided that no Issuing Lender shall issue any Letters of Credit for account of a Borrower if, after giving effect to such issuance, (i) the sum of (x) the aggregate principal amount of all Loans to such Borrower outstanding at such time plus (y) the L/C Obligations of such Borrower would exceed such Borrower’s Sublimit, (ii) the Total Extensions of Credit would exceed the Total Commitments or (iii) the aggregate amount of the Available Commitments would be less than zero. Each Letter of Credit shall (A) be denominated in dollars and (B) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.02 Procedure for Issuance of Letter of Credit.

(a) Each Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein the relevant Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request in connection therewith. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and such Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to such Borrower promptly following the issuance thereof. Such Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the L/C Participants, notice of the issuance of each Letter of Credit (including the amount thereof).

(b) Except for non-substantive amendments to any Letter of Credit for the purpose of correcting errors or ambiguities or to allow for administrative convenience (which amendments each Issuing Lender may make in its discretion with the consent of the applicable Borrower), the amendment, modification, supplement, extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit. If any Letter of Credit contains a provision pursuant to which it is deemed to be automatically renewed unless notice of termination is given by the applicable Issuing Lender, such Issuing Lender shall timely give notice of termination if (i) as of close of business on the seventeenth day prior to the last day upon which such Issuing Lender’s notice of termination may be given to the beneficiaries of such Letter of Credit, the Issuing Lender has received a notice of termination from the applicable Borrower or a notice from the Administrative Agent, any Lender or any Borrower that the conditions to issuance of such Letter of Credit have not been satisfied, or (ii) the renewed Letter of Credit would have a term not permitted by Section 3.01(a).

3.03 Fees and Other Charges.

(a) Each Borrower will pay a fee on all outstanding Letters of Credit issued on such Borrower’s behalf at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Facility, shared ratably among the Lenders and payable quarterly in arrears on the last day of each March, June, September and December after the issuance date and on the Termination Date. In addition, such Borrower shall pay to each Issuing Lender for its own account a fronting fee in an amount to be agreed between such Borrower and such Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on the last day of each March, June, September and December after the issuance date and on the Termination Date.

(b) In addition to the foregoing fees, each Borrower shall pay to or reimburse each Issuing Lender for such normal, customary and reasonable costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender on such Borrower’s behalf.

3.04 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by such Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against such Issuing Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.02, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any of them, (iv) any breach of this Agreement or any other Loan Document by any Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the relevant Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender times (iii) a fraction, the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.04(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Facility. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.04(b) shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after such Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.04(a), such Issuing Lender receives any payment related to such

Letter of Credit (whether directly from such Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.05 Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the applicable Borrower shall reimburse the Issuing Lender that issued such Letter of Credit for the amount of (i) the draft so paid plus (ii) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 3:00 p.m., New York time, on (x) if notice of such draft is received by such Borrower on a Business Day prior to 1:00 p.m., New York time, such Business Day, or (y) if clause (x) above does not apply, the Business Day immediately following the day that such Borrower receives such notice. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (A) until the Business Day next succeeding the date of the relevant notice, Section 2.04(b), or (B) thereafter, Section 2.04(c).

3.06 Obligations Absolute. Each Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and each Borrower’s Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, as the case may be, (ii) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. No Issuing Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Lender; provided that the foregoing shall not be construed to excuse such Issuing Lender from liability to such Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.07 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify such Borrower of the date and amount thereof. The responsibility of each Issuing Lender to such Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.08 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

Each Borrower hereby severally represents and warrants that:

4.01 Corporate Existence and Power. Such Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business and is in good standing as a foreign corporation under the laws of each material jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iii) has all requisite corporate power and authority and the legal right (A) to own its assets and carry on the business in which it is engaged and (B) to execute and deliver this Agreement and the other Loan Documents to which it is a party and perform its obligations under this Agreement and the other Loan Documents to which it is a party.

4.02 Due Authorization, Compliance with Law, Enforceable Obligations, etc.

(a) The execution and delivery of this Agreement and the other Loan Documents to which it is a party by such Borrower and the performance by such Borrower of its obligations under this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action (including any necessary stockholder action) on the part of such Borrower, and do not and will not (i) violate (A) any provision of any law, rule, regulation (including any applicable public service or public utility law of New York, Maine or any other state, the Federal Power Act, and Regulation U and Regulation X of the Board of

Governors of the Federal Reserve System), order, writ, judgment, decree, determination or award presently in effect having applicability to such Borrower, (B) the Certificate of Incorporation, as amended, or By-laws of such Borrower or (C) any material indenture, agreement or other instrument to which such Borrower is a party, or by which such Borrower or any of its property is bound, (ii) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in or require the creation or imposition of any lien of any nature upon any of the assets or properties of such Borrower.

(b) This Agreement and the other Loan Documents to which such Borrower is a party have been duly executed and delivered by such Borrower and constitute the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws or principles of equity relating to or affecting the enforcement of creditors’ rights or contractual obligations generally.

(c) Such Borrower has obtained from all Governmental Authorities with jurisdiction all approvals, authorizations and consents and has made, or will make when due, all filings with such Governmental Authorities required in connection with the execution and delivery of this Agreement and the other Loan Documents to which it is a party by such Borrower and the performance by such Borrower of its obligations under this Agreement and the other Loan Documents to which it is a party (including approvals, authorizations, consents and filings (if any) required under any applicable public service or public utility law of New York, Maine or any other state and the Federal Power Act, each as amended from time to time, and the rules, orders and regulations issued in connection therewith), and all such approvals, authorizations and consents are final and in full force and effect.

4.03 Financial Condition. Such Borrower has heretofore provided the Lenders with (i) audited consolidated financial statements of such Borrower consisting of a consolidated balance sheet as at December 31, 2010, and the related consolidated statements of income, changes in common stock equity and cash flows certified by PricewaterhouseCoopers, LLP, independent certified public accountants and (ii) unaudited consolidated financial statements for the quarterly period ended March 31, 2011, together with related consolidated statements of income, changes in common stock equity and cash flows for the respective three-month period ending on such dates. All such consolidated financial statements, including the related schedules and notes thereto, fairly present the consolidated financial position of such Borrower as of the dates thereof and the results of its operations and changes in its common stock equity and cash flows for the periods then ended, all in accordance with GAAP applied on a consistent basis. Since December 31, 2010, there has not occurred any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

4.04 Litigation. Except as disclosed on Schedule 4.04, there are no actions, suits or proceedings pending or, to the knowledge of such Borrower, threatened against or affecting such Borrower or any of its properties by or before any court or any Federal, state, local, foreign or other governmental agency or regulatory authority which, if determined adversely to such Borrower, would have a material adverse effect on the financial condition or business of such Borrower or would materially impair the ability of such Borrower to perform its obligations under this Agreement or the other Loan Documents to which it is a party.

4.05 Tax Returns. Such Borrower has filed or caused to be filed all Federal, state, local and foreign tax returns which, to its knowledge, are required to be filed and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due, except taxes the validity of which is being contested in good faith by appropriate proceedings and with respect to which such Borrower shall have set aside on its books such reserves as are required in accordance with generally accepted accounting principles with respect to any such tax.

4.06 Investment Company Act. Such Borrower is not an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

4.07 Other Agreements. Such Borrower is not in default with respect to any material indenture, mortgage, loan agreement or evidence of indebtedness to which it is a party or by which it or any of its properties may be bound, which default would materially adversely affect such Borrower’s financial condition.

4.08 Federal Reserve Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

4.09 No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of such Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or the other Loan Documents or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

4.10 Employee Benefit Plans. Such Borrower is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which such Borrower was required to file a report with the PBGC.

4.11 Environmental and Safety Matters. Except as disclosed on Schedule 4.11, such Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that it reasonably believes would have a material adverse effect on the financial condition or business of such Borrower or would materially impair the ability of such Borrower to perform its obligations under this Agreement or the other Loan Documents to which it is a party.

4.12 Ownership of Property; Liens. Such Borrower has good title to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except to the extent failure to have such title could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.03.

4.13 Use of Proceeds. The proceeds of the Loans shall be used (i) to provide credit support for such Borrower’s commercial paper and (ii) for general corporate purposes of such Borrower. The Letters of Credit shall be used for general corporate purposes of such Borrower.

SECTION 5. CONDITIONS PRECEDENT

5.01 Conditions Precedent to Effectiveness of Agreement. The effectiveness of this Agreement and the obligations of the Lenders to make its initial Extensions of Credit hereunder are subject to the following conditions precedent:

(a) Credit Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, each Borrower and each Lender listed on Schedule 1.01 and (ii) duly executed copies of the other Loan Documents.

(b) Existing Agreement. All amounts outstanding, accrued or payable under the Existing Agreement shall be repaid in full and the Existing Agreement and the commitments and letters of credit thereunder terminated, and the Administrative Agent shall have received a pay-off letter in form and substance satisfactory to it evidencing such repayment and termination.

(c) Representations and Warranties; No Default. On the Closing Date, (i) the representations and warranties set forth in Section 4 qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on and as of such time with the same effect as though such representations and warranties had been made on and as of such time, (ii) no Event of Default, nor any event which upon notice or lapse of time or both would constitute an Event of Default, shall have occurred and be continuing on and as of such time and (iii) the Administrative Agent shall have received a certificate, dated the Closing Date and signed by the Treasurer of each Borrower, confirming compliance with the foregoing clauses (i) and (ii).

(d) Charter Documents; Bylaws. The Administrative Agent shall have received a certificate of a secretary or assistant secretary of each Borrower certifying as to the incumbency and genuineness of the signature of each officer of such Borrower executing Credit Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (i) the articles or certificate of incorporation or formation of such Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (ii) the bylaws or other governing document of such Borrower as in effect on the Closing Date, (iii) resolutions duly adopted by the board of directors of such Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party and (iv) each certificate required to be delivered pursuant to Section 5.01(e).

(e) Good Standing. The Administrative Agent shall have received copies of certificates of good standing, existence or its equivalent with respect to each Borrower certified as of a recent date by the appropriate Governmental Authorities of its jurisdiction of incorporation.

(f) Approvals. All governmental and third party approvals (including approvals (if any) required under any applicable public service or public utility law of New York or Maine or any other state or commonwealth and the Federal Power Act, as amended from time to time, and the rules, orders and regulations issued in connection therewith) necessary in connection with the continuing operations of each Borrower and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, invalidate or otherwise impose adverse conditions related to this Agreement (including the rights and remedies of the Lenders hereunder).

(g) Financial Statements. On or prior to the Closing Date, the Lenders shall have received (i) audited consolidated financial statements of such Borrowers for the 2010 and 2009 fiscal years and (ii) unaudited interim consolidated financial statements of such Borrowers for the quarterly period ended March 31, 2011.

(h) Opinion of Counsel. Receipt by the Administrative Agent of an opinion, or opinions, satisfactory in form and content to the Administrative Agent and the Lenders, addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date, from Aristides Diaz, in-house counsel to the Borrowers.

(i) Fees. The Lenders, the Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel).

(j) PATRIOT Act. Each Borrower shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act.

5.02 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a) Representations and Warranties. On the date of each Borrowing or issuance of a Letter of Credit hereunder, the representations and warranties set forth in Section 4 (other than, in the case of extensions of credit (including issuances of Letters of Credit) made after the Closing Date, the representations and warranties made in (i) the last sentence of Section 4.03, (ii) Section 4.04 and (iii) Section 4.11) qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on and as of such time with the same effect as though such representations and warranties had been made on and as of such time.

(b) No Default. On the date of each Borrowing or issuance of a Letter of Credit hereunder, no Event of Default, nor any event which upon notice or lapse of time or both would constitute an Event of Default, shall have occurred and be continuing at such time or after giving effect to any such extension of credit.

(c) Notices. The Administrative Agent shall have received a notice of borrowing or notice of conversion or continuation, or notice of issuance, as applicable, from the Borrower in accordance with Section 2.01(a), Section 2.07(a), or Section 3.02(a), as applicable.

Each Borrowing by and issuance of a Letter of Credit on behalf of each Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.02 hereof have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Each Borrower, severally but not jointly, covenants and agrees that from the date hereof and until payment in full of the principal of and interest on the Loans, the termination of the Commitments and while any Letter of Credit remains outstanding, unless such Borrower, acting through the Administrative Agent, shall obtain the written consent of the Required Lenders, each Borrower shall:

6.01 Financial Statements; Certificates; Reports. Furnish to the Lenders:

(a) promptly upon becoming available, but in any event within 95 days after the end of each fiscal year of such Borrower, a copy of the audited consolidated balance sheet of such Borrower as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;

(b) promptly upon becoming available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of such Borrower, the unaudited consolidated balance sheet of such Borrower as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by the principal financial officer of such Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) concurrently with the delivery of any financial statements pursuant to Section 6.01(a) and (b), a Compliance Certificate of such Borrower executed by the principal financial officer of such Borrower (i) stating that to the best of such principal financial officer’s knowledge, such Borrower during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by it, and that such principal financial officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) containing information and calculations for determining compliance by such Borrower with the provisions of this Agreement referred to therein (including Section 7.01) as of the last day of the fiscal quarter or fiscal year of such Borrower, as the case may be;

(d) as soon as possible, and in any event within five Business Days after the principal financial officer, treasurer or assistant treasurer of such Borrower knows or has reason to know that any Reportable Event has occurred with respect to any Plan maintained in whole or in part for the employees of such Borrower, a statement of the principal financial officer, treasurer or assistant treasurer of such Borrower, setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC;

(e) copies of each annual and other report with respect to any Plan requested by any Lender;

(f) promptly after receipt thereof, a copy of any notice which such Borrower may receive from the PBGC relating to the intention of the PBGC to terminate any Plan maintained in whole or in part for the benefit of employees of such Borrower or to appoint a trustee to administer any such Plan;

(g) promptly, from time to time, such other information regarding the operations, business, affairs and financial condition of such Borrower as any of the Lenders may reasonably request; and

(h) as soon as possible, and in any event within five Business Days after the principal financial officer, treasurer or assistant treasurer of such Borrower knows or has reason to know that any Event of Default, or any event which, upon notice or lapse of time or both, would constitute an Event of Default, has occurred, a statement of the principal financial officer, treasurer or assistant treasurer of such Borrower, setting forth details as to such Event of Default or event.

6.02 ERISA. Comply in all material respects with the applicable provisions of ERISA.

6.03 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Borrower or (ii) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.04 Maintenance of Existence; Compliance. Except as otherwise required by a Governmental Authority having jurisdiction over such Borrower, (a) (i) preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.02 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.05 Inspection of Property and Operations; Books and Records. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon the reasonable request of any Lender, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of such Borrower with officers and employees of such Borrower and with their independent certified public accountants.

6.06 Environmental Laws. Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

6.07 Further Assurances. Until payment in full of the principal of and interest on the Loans, the termination of the Commitments and while any Letter of Credit remains outstanding, such Borrower shall execute any and all further documents, agreements and instruments, and take all such further actions, that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents, all at the expense of such Borrower.

SECTION 7. NEGATIVE COVENANTS

Each Borrower, severally but not jointly, covenants and agrees that from the date hereof and until payment in full of the principal of and interest on the Loans, the termination of the Commitments and while any Letter of Credit remains outstanding, unless such Borrower, acting through the Administrative Agent, shall obtain the written consent of the Required Lenders, or except as otherwise required by a Governmental Authority having jurisdiction over such Borrower, such Borrower shall not:

7.01 Financial Condition Covenant. Permit the ratio of Consolidated Indebtedness to Consolidated Total Capitalization of such Borrower to exceed 0.65 to 1.00 at any time.

7.02 Sale of Assets; Merger. (a) Sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) (i) all or materially all of its respective properties or assets, whether now owned or hereafter acquired or (ii) any of its properties or assets, whether now owned or hereafter acquired, if the effect of such sale, lease, transfer or disposition would (A) after giving effect to such transaction, result in such Borrower’s senior unsecured long-term debt rating issued by either S&P, Fitch or Moody’s to fall below BBB-, BBB- or Baa3, respectively (or, if senior unsecured debt ratings are unavailable for such Borrower, the senior secured long-term debt rating issued by S&P, Fitch or Moody’s to fall below BBB, BBB or Baa2, respectively) or (B) materially impair the ability of such Borrower to perform its obligations under this Agreement or under any other Loan Document or (b) consolidate with or merge with another corporation, except where such Borrower is the surviving corporation and that, after giving effect to such consolidation or merger, no breach of Section 7.01, when calculated on a pro forma basis, would result therefrom, and no other Event of Default, nor any event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing.

7.03 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for Liens created under the CMP First Mortgage Bond Indenture and the RG&E First Mortgage Bond indenture, and except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Borrower, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Borrower;

(f) Liens in existence on the date hereof, securing any Indebtedness outstanding on the date hereof, including any security interest granted to Citizens Leasing Corporation and/or General Electric Capital Corporation relating to CMP’s right, title and interest in any amounts payable by the U.S. Department of the Navy under Contract No. GS-OOP-96-BSD-0030, Agency ID#N62470-97-D-5018/JN12, dated May 17, 2000, as amended, provided that no such Lien is spread to cover any additional property after the Closing Date (other than pursuant to any Borrower Senior Secured Indebtedness) and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness, in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding, incurred to finance the acquisition of fixed or capital assets (including Capital Lease Obligations), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets and (ii) such Liens do not at any time encumber any property other than the property financed by such indebtedness; and

(h) any interest or title of a lessor under any lease entered into in the ordinary course of business and covering only the assets so leased; and

(i) Liens created under any Loan Document.

7.04 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a)

subject to the jurisdiction of, and approved by, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, or any state regulatory commission, or (b) otherwise permitted under this Agreement, and upon fair and reasonable terms no less favorable to such Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.05 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by such Borrower of real or personal property that has been or is to be sold or transferred by such Borrower to such Person or any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower, except to the extent such arrangement would not, collectively with all similar arrangements, reasonably be expected to materially impair the ability of such Borrower to perform its obligations under this Agreement.

7.06 Limitation on Changes in Lines of Business. Enter into any business, except for those businesses in which such Borrower engaged on the date of this Agreement or that are reasonably related thereto.

SECTION 8. EVENTS OF DEFAULT

With respect to each Borrower each of the following events shall constitute an event of default hereunder (hereinafter called an Event of Default) with respect to such Borrower:

(a) failure by such Borrower to pay any amount of principal of any of the Loans or the Reimbursement Obligations, as and when due and payable; failure by such Borrower to pay any interest on any of the Loans or the Reimbursement Obligations, any Fee or any other amount owed under this Agreement, within five Business Days after any such interest, Fee or other amount becomes due and payable;

(b) such Borrower shall fail to perform or observe any of its other covenants or agreements contained in this Agreement or any other Loan Document and such failure shall continue unremedied for 30 days (or in the case of failure to observe Section 7.01, for five Business Days) after the earlier of (i) a Financial Officer of such Borrower obtaining knowledge thereof and (ii) receipt by such Borrower of written notice thereof from the Administrative Agent or any Lender;

(c) any representation or warranty made by such Borrower herein or in any certificate or other instrument furnished in connection with this Agreement that is qualified as to materiality shall be incorrect or any such representation or warranty not so qualified shall be incorrect in any material respect when made or deemed made;

(d) default beyond any applicable grace period with respect to any Indebtedness of such Borrower issued pursuant to the RG&E First Mortgage Bond Indenture, the CMP First Mortgage Bond Indenture or any other Borrower Senior Secured Indebtedness, or the performance of any obligation incurred in connection with any such Indebtedness, if the effect of such default is to permit the trustee under the RG&E First Mortgage Bond Indenture, the CMP First Mortgage Bond Indenture or any other Borrower Senior Secured Indebtedness to cause such Indebtedness to become due prior to its stated maturity or any such Indebtedness shall not be paid at maturity;

(e) default beyond any applicable grace period with respect to any Indebtedness of such Borrower, the outstanding principal amount of which exceeds in the aggregate $25,000,000, or the performance of any obligation incurred in connection with such Indebtedness if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof, or a trustee or agent on its behalf, to cause such indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable, or if any such Indebtedness shall not be paid at maturity;

(f) the entry of a decree or order by a court having jurisdiction in the premises for relief in respect of such Borrower under any Debtor Relief Law, or appointing a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) such Borrower, or of any substantial part of their respective properties, or ordering the winding-up of or liquidation of the affairs of such Borrower and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(g) the filing by such Borrower of a petition or answer or consent seeking relief under any Debtor Relief Law, or the consent by such Borrower to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of such Borrower or of any substantial part of their respective properties, or the failure of such Borrower generally to pay its debts as such debts become due, or the taking of corporate action by such Borrower in furtherance of any such action;

(h) final judgment for the payment of money exceeding an aggregate of $25,000,000 shall be rendered or entered against such Borrower and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed or contested in good faith;

(i) a Reportable Event shall have occurred with respect to any Plan that reasonably could be expected to result in a liability of such Borrower to the PBGC or to a Plan in an aggregate amount exceeding $25,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent, the Administrative Agent shall have notified such Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event, there are reasonable grounds (A) for the termination of such Plan by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or (C) for the imposition of a lien in favor of such Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the PBGC shall institute proceedings to terminate any Plan; or

(j) permit any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (except for Iberdrola USA, Inc. (f/k/a Energy East Corporation) and Iberdrola, S.A.) to become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding common stock of such Borrower;

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent, shall, at the request of, or may, with the consent of, the Required Lenders, by written notice to such Borrower, take any or all of the following actions, at the same or different times: (A) terminate or reduce, as provided below, forthwith the Commitments of the Lenders hereunder with respect to such Borrower and the Swingline Commitment and (B) declare the Loans made to such Borrower and all other amounts accrued or owing by such Borrower under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be forthwith due and payable, whereupon such Loans and such other amounts shall become forthwith due and payable, both as to principal and interest with respect to such Loans, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding; provided, however, that upon the occurrence of the events in paragraph (f) or (g) of this Section 8 both of the preceding actions will automatically take place without any notice to such Borrower or any action by the Administrative Agent or any Lender; and provided further that if an event of default shall have occurred and be continuing with respect to one Borrower, but not the other Borrowers (the “Non-Defaulting Borrower”), the Administrative Agent shall reduce the total outstanding Commitments of the Lenders hereunder to an amount which is not less that the Non-Defaulting Borrower’s Sublimit, as described in Section 1.01(a). For the avoidance of doubt, provisions in this Agreement including the term “Event of Default” are intended to refer to Events of Default with respect to the Borrower affected by such provision. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred, such Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of such Borrower hereunder and under the other Loan Documents. Upon the cure by such Borrower of all Events of Default, or after all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of such Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to such Borrower (or such other Person as may be lawfully entitled thereto). Amounts deposited in the cash collateral account shall bear interest at a rate equal to the rate generally offered by the Administrative Agent for deposits equal to the amount deposited by such Borrower in the cash collateral account.

SECTION 9. DEFINITIONS

9.01 Defined Terms. As used in this Agreement, the terms listed in this Section 9.01 shall have the respective meanings set forth in this Section 9.01.

“ABR” shall mean, for any day, a rate per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 0.5%

and (iii) the Eurodollar Rate applicable for an Interest Period of one month plus 1.0%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean a Loan bearing interest at the ABR.

“Accordion Effective Date” shall have the meaning assigned to it in Section 1.05(e).

“Accordion Lender” shall have the meaning assigned to it in Section 1.05(e).

“Act” shall have the meaning assigned to such term in Section 11.12.

“Additional Lender” shall have the meaning assigned to it in Section 1.05(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. “Controlled” shall have a meaning correlative thereto.

“Agreement” shall mean this Revolving Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin” shall mean for each Type of Loan, the rate per annum set forth under the relevant column heading below which corresponds with the most current rating of such Borrower’s senior unsecured long-term debt issued by S&P, Fitch and Moody’s respectively.

Ratings	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
>A/A/A2	0.875%	0%
A-/A-/A3	0.975%	0%
BBB+/BBB+/Baa1	1.050%	0.050%
BBB/BBB/Baa2	1.250%	0.250%
BBB-/BBB-/Baa3	1.450%	0.450%
<BB+/BB+/Ba1	1.600%	0.600%

Changes in the Applicable Margin shall become effective on the date on which S&P, Fitch and/or Moody’s changes the rating it has issued for such Borrower’s senior unsecured long-term debt. If all three agencies issue a rating and the three ratings fall in different levels, the Applicable Margin shall be based upon the level indicated by the middle rating. If all three agencies issue a rating and ratings from two agencies are at the same level (the “Majority Level”) and the rating from the third agency is at a different level, the Applicable Margin shall be based upon the Majority Level. If only two of such three agencies issue a rating, the Applicable Margin shall be based on the higher of such rating, provided that if the higher rating is two or more levels above the lower rating, the Applicable Margin shall be based upon the next level below the highest of the two. If only one of such three agencies issues a rating, such rating shall apply. If a Borrower does not have a senior unsecured long-term debt rating, the Applicable Margin shall be based on the level one level below such Borrower’s senior secured long-term debt rating.

“Application” shall mean an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund” means any Fund that is administered or manage by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” shall have the meaning assigned to it in Section 11.02(c).

“Assignment and Acceptance” shall mean an assignment and acceptance, substantially in the form of Exhibit A.

“Assignor” shall have the meaning assigned to it in Section 11.02(c).

“Available Commitment” shall mean as to any Lender at any time, an amount equal to the excess, if any, of (i) such Lender’s Commitment then in effect over (ii) such Lender’s Extensions of Credit then outstanding.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning assigned to it in the recitals hereof.

“Borrower Senior Secured Indebtedness” shall mean any Indebtedness of NYSEG, RG&E and CMP secured by any Lien on property owned or acquired by them; provided that the aggregate principal amount of Indebtedness secured by such Liens shall not exceed $250,000,000 for NYSEG, $175,000,000 for RG&E and $100,000,000 for CMP at any one time outstanding.

“Borrowing” shall mean a group of Loans of a single Type made by the Lenders (or a Swingline Loan made by the Swingline Lender) on a single date and as to which a single Interest Period is in effect.

“Borrowing Date” shall mean, with respect to any Loan, the date on which such Loan is disbursed.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which Lenders are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which Lenders are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.07.

“CMP” shall have the meaning assigned to it in the recitals hereof.

“CMP First Mortgage Bond Indenture” shall mean the Indenture of Mortgage and Deed of Trust, dated as of May 1, 2009 between CMP and The Bank of New York Mellon Trust Company, N.A., as supplemented from time to time.

“CMP Sublimit” shall mean $300,000,000, as such amount may be adjusted from time to time pursuant to Section 1.06.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make Loans, to make Refunded Swingline Loans and participate in Letters of Credit and Swingline Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Commitment Increase Notice” shall have the meaning assigned to it in Section 1.05(a).

“Commitment Percentage” shall mean, as to any Lender at any time, the percentage that such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage that the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding; provided that, in the event that the Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Commitment Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis.

“Commitment Period” shall mean the period from and including the Closing Date to but excluding the day that is five Business Days prior to the Termination Date.

“Compliance Certificate” shall mean a certificate duly executed by the principal financial officer of such Borrower substantially in the form of Exhibit B.

“Consolidated Indebtedness” shall mean, with respect to any Borrower at any date, all Indebtedness of such Borrower at such date, determined on a consolidated basis in accordance with GAAP, excluding debt and interest expense arising from the application of Financial Interpretation Number 45 or 46 of the Financial Accounting Standards Board.

“Consolidated Net Income” shall mean, with respect to any Borrower at any date, the consolidated net income, if any, after taxes, of such Borrower for such period determined in accordance with GAAP; provided, that Consolidated Net Income shall not be reduced or increased by the amount of any non-cash extraordinary charges or credits that would otherwise be deducted from or added to revenue in determining such Consolidated Net Income.

“Consolidated Net Worth” shall mean, with respect to any Borrower at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of such Borrower under stockholders’ equity determined at such date; provided, however, that in any event (and notwithstanding a change in GAAP subsequent to the date of this Agreement) amounts attributable to such Borrower’s preferred stock shall be included in Consolidated Net Worth; provided further that Consolidated Net Worth shall exclude the balance of “Accumulated Other Comprehensive Income/Loss” as it would appear on the consolidated balance sheet of such Borrower on such determination date of Consolidated Net Worth.

“Consolidated Total Capitalization” shall mean, with respect to any Borrower at any date, the sum of the Consolidated Net Worth of such Borrower and the Consolidated Indebtedness of such Borrower.

“Continuing Lenders” shall have the meaning assigned to it in Section 1.04(b).

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Current Termination Date” shall have the meaning assigned to it in Section 1.04(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” shall mean, subject to Section 11.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the applicable Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due; (b) has notified any Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three Business Days after written request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and each Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and each Borrower); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such equity interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 11.16(b)) upon delivery of written notice of such determination to each Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“dollars” or “$” shall mean lawful money of the United States of America.

“Eligible Assignee” means any Person that meets the requirements to be an Assignee under Section 11.02 (subject to such consents, if any, as may be required thereunder).

“Environmental Laws” shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page (or any successor page) that represents an average British Bankers Association Interest Settlement Rate for Dollar deposits as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such screen, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., Charlotte time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at the Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default” shall mean any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” shall have the meaning assigned to it in Section 8(j).

“Existing Agreement” means the Second Amended and Restated Credit Agreement dated as of May 16, 2007 among the Borrowers, the several lenders party thereto and Wells Fargo Bank, National Association as administrative agent.

“Existing L/C Issuer” shall mean Wachovia Bank, National Association.

“Extension Date” shall have the meaning assigned to it in Section 1.04(b).

“Extension Lender” shall have the meaning assigned to it in Section 1.04(c).

“Extensions of Credit” shall mean as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Commitment Percentage of the L/C Obligations and Swingline Loans then outstanding.

“Facility” shall mean the Commitments and the Loans made thereunder.

“Facility Fee” shall have the meaning assigned to such term in Section 2.03(a).

“Facility Fee Rate” shall mean the rate per annum set forth below which corresponds with the most current rating of such Borrower’s senior unsecured long-term debt issued by S&P, Fitch and Moody’s, respectively.

Ratings	Facility Fee Rate
≥A/A/A2	0.125%
A-/A-/A3	0.150%
BBB+/BBB+/Baa1	0.200%
BBB/BBB/Baa2	0.250%
BBB-/BBB-/Baa3	0.300%
≤BB+/BB+/Ba1	0.400%

Changes in the Facility Fee Rate shall become effective on the date on which S&P, Fitch and/or Moody’s changes the rating it has issued for such Borrower’s senior unsecured long-term debt. If all three agencies issue a rating and the three ratings fall in different levels, the Facility Fee Rate shall be based upon the level indicated by the middle rating. If all three agencies issue a rating and ratings from two agencies are at the same level (the “Majority Level”) and the rating from the third agency is at a different level, the Facility Fee Rate shall be based upon the Majority Level. If only two of such three agencies issue a rating, the Facility Fee Rate shall be based on the higher of such rating; provided that if the higher rating is two or more levels above the lower rating, the Facility Fee Rate shall be based upon the next level below the highest of the two. If only one of such three agencies issues a rating, such rating shall apply. If a Borrower does not have a senior unsecured long-term debt rating, the Facility Fee Rate shall be based on the level one level below such Borrower’s senior secured long-term debt rating.

“Federal Funds Effective Rate” shall mean for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Fee Percentage” shall mean, with respect to each Borrower, a fraction the numerator of which is such Borrower’s Sublimit and the denominator of which is the aggregate amount of the Sublimits.

“Fees” shall mean the Facility Fees, fees on all outstanding Letters of Credit and other fees separately agreed to in writing by the Borrowers and the Administrative Agent.

“Final Election Date” shall have the meaning assigned to it in Section 1.04(a).

“Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or any vice president of the Borrower whose primary responsibility is for financial matters.

“Fitch” shall mean Fitch Investor Services, Inc. (or any successor thereto).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funding Office” shall mean the office of the Administrative Agent specified in Schedule 11.01 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to each Borrower and the Lenders.

“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the such Borrower in good faith.

“Hedge Agreements” shall mean all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness” shall mean of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person that is redeemable at the option of the holder thereof or that has any mandatory dividend, redemption or other required payment that could be required thereunder prior to the date that is one year after the Termination Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Indebtedness shall not include Indebtedness of a Borrower arising from the application of Financial Interpretation Number 45 of the Financial Accounting Standards Board, Financial Interpretation Number 46 of the Financial Accounting Standards Board or Issue No. 01-08 of the Emerging Issues Task Force (EITF).

“Interest Payment Date” shall mean (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending 2 weeks or 1, 2, 3 or 6 months thereafter, as each Borrower may elect, and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Termination Date and (iii) the date such Borrowing is repaid or prepaid in accordance with Sections 2.02 or 2.08; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Issuing Lender” shall mean JPMorgan Chase Bank, N.A., Bank of America, N.A. or any of their respective affiliates, or any other Lender acceptable to the Administrative Agent and to the Borrowers, in its capacity as issuer of any Letter of Credit.

“L/C Obligations” shall mean at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.05.

“L/C Participants” shall mean the collective reference to all the Lenders other than the Issuing Lender.

“Lenders” shall have the meaning as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender in such capacity.

“Lending Office” shall mean (a) initially, for each Lender, its branch office or offices located as of the date hereof at its address set forth in such Lender’s Administrative Questionnaire and (b) subsequently, such other branch (or affiliate) of each Lender as such Lender may designate by notice in writing to the Borrowers and the Administrative Agent as the branch (or affiliate) from which ABR Loans or Eurodollar Loans will thereafter be made hereunder and for the account of which all payments by the Administrative Agent of principal of, and interest on, ABR Loans or Eurodollar Loans, as the case may be, will thereafter be made.

“Letters of Credit” shall have the meaning assigned in Section 3.01(a).

“LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters BBA LIBOR Rates page 3750 (or any successor page) that represents an average British Bankers Association Interest Settlement Rate for Dollar deposits as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such screen, the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., New York time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” shall mean this Agreement and the Notes.

“Loans” means any or all of the Revolving Loans and the Swingline Loans.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of each Borrower taken as a whole or (b) the validity or enforceability of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.12.

“Minimum Collateral Amount” means, with respect to any Borrower at any time, (i) with respect to Cash Collateral, an amount equal to the sum of (x) 105% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued on account of such Borrower and outstanding at such time and (y) the Fronting Exposure of the Swingline Lender with respect to Swingline Loans made to such Borrower and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent, the Issuing Lenders and the Swingline Lender in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 11.07 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Borrower” shall have the meaning assigned to such term in Section 8.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” shall have the meaning assigned to it in Section 1.04(a).

“Non-U.S. Lender” shall have the meaning assigned to it in Section 2.16(f).

“Notes” shall mean the collective reference to the Revolving Notes and the Swingline Note.

“NYSEG” shall have the meaning assigned to it in the recitals hereof.

“NYSEG Sublimit” shall mean $200,000,000, as such amount may be adjusted from time to time pursuant to Section 1.06.

“Other Taxes” shall have the meaning assigned to it in Section 2.16(b).

“Participant” shall have the meaning assigned to it in Section 11.02(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of a Borrower.

“Proposed Increase Amount” shall have the meaning assigned to it in Section 1.05(a).

“Reference Lender” shall mean JPMorgan Chase Bank, N.A.

“Refunded Swingline Loans” shall have the meaning assigned to it in Section 2.17(c).

“Register” shall have the meaning assigned to it in Section 11.02(d).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit.

“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan.

“Required Lenders” shall mean at any time, the holders of more than 50% of the Commitments then in effect, or, at any time the Commitments have terminated, the holders of more than 50% of the Total Extensions of Credit. The Commitment and the Total Extensions of Credit of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revolving Loan” shall have the meaning assigned to such term in Section 1.01(a).

“Revolving Note” means, if requested by any Lender, the promissory note of a Borrower in favor of the Lender in substantially the form of Exhibit C-1, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“RG&E” shall have the meaning assigned to it in the recitals hereof.

“RG&E First Mortgage Bond Indenture” shall mean the General Mortgage dated as of September 1, 1918, between RGE (executed under its then name, “Rochester Railway and Light Company”) and Deutsche Bank Trust Company Americas, as trustee (as successor trustee to Bankers Trust Company), as supplemented from time to time.

“RG&E Sublimit” shall mean $100,000,000, as such amount may be adjusted from time to time pursuant to Section 1.06.

“S&P” shall mean Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc.

“Sublimit” shall mean the NYSEG Sublimit, the RG&E Sublimit, or the CMP Sublimit.

“Swingline Commitment” means $150,000,000 or, if less, the aggregate Revolving Credit Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as maker of Swingline Loans, and its successors in such capacity.

“Swingline Loans” has the meaning given to such term in Section 2.17(a).

“Swingline Maturity Date” means the fifth Business Day prior to the Termination Date.

“Swingline Note” means, if requested by the Swingline Lender, the promissory note of a Borrower in favor of the Swingline Lender in substantially the form of Exhibit C-2, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Taxes” shall have the meaning assigned to it in Section 2.16(a).

“Termination Date” shall mean July 15, 2016, as such date may be extended from time to time with respect to some or all of the Lenders pursuant to Section 1.04.

“Total Commitments” shall mean, as of a given date, the aggregate Commitments of the Lenders on such date.

“Total Extensions of Credit” shall mean, at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Transferee” shall have the meaning assigned to it in Section 2.16(a).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Eurodollar Rate and the ABR.

9.02 Terms Generally. The definitions in Section 9.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, including the word “consolidated,” as such term is applicable to such Borrower.

SECTION 10. THE ADMINISTRATIVE AGENT

The Lenders and the Administrative Agent agree among themselves as follows:

10.01 Appointment and Authority of Administrative Agent. Each of the Lenders and the Issuing Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 10.08, the provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and no Borrower shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02 Reliance by Administrative Agent; Delegation by Administrative Agent.

(a) The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, communication, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and correct and to have been signed, sent or otherwise authenticated by the proper Person(s). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents

Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any recitals, statements, representations or warranties herein or the contents of any document delivered in connection herewith, or be liable for failing to ascertain or to make any inquiry concerning the performance or observance by the Borrowers of any of the terms, conditions, covenants or agreements contained in this Agreement or any other Loan Documents. The Administrative Agent shall not be responsible to the Lenders or the holders of any Notes for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or such Notes. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof until it shall have received from the payee of such Note notice, given as provided herein, of the transfer thereof in compliance with Section 11.02. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and each subsequent holder of any Note. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrowers on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrowers of any of their respective obligations hereunder or under the other Loan Documents.

The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

10.03 No Amendment to Administrative Agent’s Duties Without Consent.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8 or 11.07) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the applicable Borrower, a Lender or an Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement that affects its duties as Administrative Agent under this Agreement unless it shall have given its prior written consent as Administrative Agent thereto.

10.04 Responsibilities of Administrative Agent. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (i) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received in like funds, and (ii) to promptly distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrowers pursuant to this Agreement as received by the Administrative Agent. In the event that (x) a Borrower fails to pay when due the principal of or interest on any Loan or any Fees or (y) the Administrative Agent receives notice from a Borrower, any Lender or any Issuing Lender of the occurrence of an Event of Default or other condition or event, in each case the Administrative Agent shall promptly give written notice thereof to the Lenders and shall take such action with respect to such Event of Default or other condition or event as it shall be directed in writing to take by the Required Lenders; provided, however, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may take such action or refrain from taking such action with respect to such Event of Default or other condition or event as it shall deem advisable in the best interests of the Lenders. The Administrative Agent shall promptly deliver any bill required to be delivered by the Administrative Agent to the relevant Borrower.

10.05 Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.03, 3.03 and 11.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03 and 11.03.

10.06 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.07 Credit Decision. Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking any action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each of the Lenders agrees that the Administrative Agent shall not have any responsibility for the accuracy or adequacy of any information contained in any document, or any oral information, supplied to such Lender by the Borrowers directly or through the Administrative Agent.

10.08 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders or the retiring Administrative Agent appoint a successor Administrative Agent as provided for in Section 10.08(a). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by each Borrower to a successor Administrative Agent shall be the same as those payable by such Borrower to its predecessor unless otherwise agreed between such Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.09 Issuing Lender and Swingline Lender. The provisions of this Section 10 (other than Section 10.05) shall apply to the Issuing Lender and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

10.10 No Other Duties. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Co-Documentation Agents or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

SECTION 11. MISCELLANEOUS

11.01 Notices.

(a) Any notice shall be conclusively deemed to have been received by a party hereto and be effective on the day on which delivered to such party at the address set forth below (or at such other address as such party shall specify to the other parties in writing):

(i) if to the Administrative Agent, any Issuing Lender, or the Swingline Lender, at the address thereof set forth in Schedule 11.01;

(ii) if to any of the Lenders, at the address specified in its Administrative Questionnaire, or if a Lender is a Lender by virtue of an assignment, to it at its address (or facsimile number) set forth in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto;

(iii) if to RG&E or NYSEG, to it at 89 East Avenue, Rochester, New York 14649, Attention: Joseph J. Syta, Vice President – Controller and Treasurer (Facsimile No. 585-724-8285), with a copy to Iberdrola USA Management Corporation, 52 Farm View Drive, New Gloucester, ME 04260, Attention: Director - Corporate Finance (Facsimile No. 207-688-4354); and

(iv) if to CMP, to it at 83 Edison Drive, Augusta, Maine 04336, Attention: Eric Stinneford, Vice President – Treasurer, Controller and Clerk (Telecopy No. 207-621-4714), with a copy to Iberdrola USA Management Corporation, 52 Farm View Drive, New Gloucester, ME 04260, Attention: Director - Corporate Finance (Facsimile No. 207-688-4354).

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01.

(b) Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communications (including email and

Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Section 2 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Section 2 by electronic communication. The Administrative Agent or the relevant Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of such Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent any Lender or any Issuing Lender by means of electronic communications pursuant to this Section 11.01, including through the Platform.

11.02 Successors and Assigns; Participations, Assignments and Designations.

(a) This Agreement shall be binding upon and inure to the benefit of each Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.02(c), (ii) by way of participation in accordance with the provisions of Section 11.02(b) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.02(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.02(b) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Any Lender may, without the consent of or notice to the Borrowers or the Administrative Agent, in accordance with applicable law, at any time sell participations to any Person (other than a natural person or any Borrower or any Affiliate or Subsidiary of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents and (iv) the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrowers therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participation in amounts owing under this Agreement to the same extent as if the amount of its participation were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participation, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 2.14 as fully as if it were a Lender hereunder. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.09, 2.10, 2.12 and 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.16, such Participant shall have complied with the requirements of said Section; provided further that no Participant shall be entitled to receive any greater amount pursuant to Section 2.09, 2.10, 2.12 or 2.16 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of all Lenders pursuant to Section 11.07 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.02(c); provided that such Participant agrees to be subject to the provisions of Section 2.11 as if it were an Assignee under Section 11.02(c). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(c)    (i) Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender, any Affiliate of any Lender or any Approved Fund or, with the consent of the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Lenders (which, in the case of the Borrowers or the Administrative Agent, shall not be unreasonably withheld or delayed) (provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof), to any other Person (other than any Borrower, any Subsidiary or Affiliate of any Borrower, any Defaulting Lender or any other Person who, upon becoming a Lender hereunder, would constitute any of the foregoing, or any natural person) (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this Section 11.02(c), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender, any affiliate of any Lender or any Approved Fund) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrowers and the Administrative Agent. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its related Approved Funds, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09, 2.12, 2.16 and 11.03. Notwithstanding any

provision of this Section 11.02, the consent of any Borrower and the Administrative Agent shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing with respect to such Borrower.

(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations or other compensating actions, including funding, with the consent of each Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable Assignee and Assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, each Swingline Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 11.02(c)(ii), then the Assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d) The Administrative Agent shall, acting solely for this purpose as an agent of the Borrowers, maintain at its address referred to in Schedule 11.01 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 11.02(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.02 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law. The parties to this Agreement further acknowledge that any such pledge or assignment shall not release such Lender from any of its obligations hereunder or substitute any pledge or assignee for such Lender as a party hereto.

(g) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 11.02(f).

11.03 Expenses; Indemnity.

(a) Each Borrower, severally but not jointly, agrees to pay all reasonable out-of-pocket expenses incurred (i) by the Administrative Agent in connection with the preparation of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated), including the reasonable fees and disbursements of counsel to the Administrative Agent, (ii) by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (ii) by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement or in connection with the Loans made or any Notes issued hereunder, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lenders.

(b) Each Borrower, severally but not jointly, agrees to indemnify the Administrative Agent, each Lender, each Issuing Lender and each Related Party of any of the foregoing Persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower) other than such Indemnitee and its Related Parties arising out of, in any connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds of therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand to not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by such Borrower or any of its Subsidiaries, or any environmental liability related in any way to such Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by such Borrower and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower against an

Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any of the other Loan Documents, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 11.03 shall be payable on written demand therefor.

(d) To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under Section 11.03(a) or 11.03(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Extensions of Credit at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or any such Swingline Lender in connection with such capacity.

(e) To the fullest extent permitted by applicable law, no Borrower shall assert, and each of them hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in Section 11.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.04 Effectiveness. This Agreement shall become effective on the Closing Date, and thereafter shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent, the Swingline Lenders and each Lender.

11.05 Survival of Agreement; Benefit to Successors and Assigns. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Lenders of the Loans herein contemplated and the execution and delivery to the Lenders of any Notes evidencing such Loans and shall continue in full force and effect so long as any portion of any of such Notes is outstanding and unpaid and the Commitments have not been terminated. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party and all covenants, promises and agreements by or on behalf of each Borrower which are contained in this Agreement shall bind and inure to the benefit of the successors and assigns of the Lenders; provided, however, that no interest, rights or duties herein may be assigned by the Borrowers without the prior written approval of all the Lenders.

11.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of such Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 11.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercise such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section 11.06 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and Issuing Lender agrees to notify the applicable Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.07 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 11.07(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Except for increasing the Commitments in accordance with the procedures specified in Section 1.05 and replacing any Lender in accordance with the procedures specified in Section 2.11, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of, or any scheduled principal payment date or date for the payment of any interest on, any Loan or Reimbursement Obligation, or waive or excuse any such payment or any part thereof, or decrease rate of interest on any Loan or Reimbursement Obligation, without the prior written consent of each Lender directly affected thereby, (ii) change or extend the Commitment or decrease the Facility Fee of any Lender without the prior written consent of such Lender, or (iii) amend or modify the provisions of Section 2.13 or this Section 11.07 or the definition of “Required Lenders,” without the prior written consent of each Lender; provided further that no such agreement shall (x) amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Lender hereunder, without the prior written consent of such Person, or (y) amend, modify or waive any provision of Section 3, without the written consent of each Issuing Lender. Any waiver, amendment or modification authorized by this Section 11.07 shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Swingline Lenders, the Administrative Agent and all future holders of the Loans.

(c) Any request by any Borrower for a modification, amendment or waiver of any provision of this Agreement or any other Loan Document shall be made in writing to the Administrative Agent and the Administrative Agent shall promptly communicate such request to the Lenders. Any such waiver, consent or approval granted by the Required Lenders (and such other Persons as may be required under this Section 11.07) shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in the same, similar or other circumstances.

(d) No waiver by the Administrative Agent or any Lender or Issuing Lender of any breach or default of or by any Borrower under this Agreement shall be deemed a waiver of any other previous breach or default or any thereafter occurring.

11.08 Severability. In the event any one or more provisions contained in this Agreement or any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.09 Headings. The Section headings in this Agreement are for convenience only and shall not affect the construction hereof.

11.10 Governing Law; Jurisdiction.

(a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.10(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law

11.11 Counterparts. This Agreement may be executed in two or more counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g. “.pdf” or “.tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12 Interest Rate Limitation. Notwithstanding anything herein or in any other Loan Document to the contrary, if at any time the applicable interest rate, together with all Fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable under the Loan held by such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

11.13 Entire Agreement. This Agreement, the other Loan Documents, any separate letter agreements with respect to fees payable to the Administrative Agent and any Assignment and Acceptance (executed pursuant to Section 11.02 of this Agreement) constitute the entire contract between each Borrower, the Administrative Agent, the Issuing Lenders and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any Issuing Lender or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.14 Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (i) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications in this Section 11.14.

11.15 USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

11.16 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or the Swingline Lender hereunder;

(C) third, to Cash Collateralize the Issuing Lenders’ or Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 11.17;

(D) fourth, as the applicable Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(E) fifth, if so determined by the Administrative Agent and the applicable Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ and Swingline Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued and Swingline Loans made under this Agreement, in accordance with Section 11.17;

(F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 11.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a

Defaulting Lender or to post Cash Collateral pursuant to this Section 11.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) (A) Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it and (2) its Commitment Percentage of the stated amount of Letters of Credit and Swingline Loans for which it has provided Cash Collateral pursuant to Section 11.17.

(B) Each Defaulting Lender shall be entitled to receive fees on outstanding Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 11.17.

(C) With respect to any Facility Fee or fee on an outstanding Letter of Credit not required to be paid to any Defaulting Lender pursuant to this Section 11.16(a)(iii), the applicable Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 11.16(a)(iv), (y) pay to each Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless any Borrower shall have otherwise notified the Administrative Agent at such time, each Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the Extensions of Credit of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in Section 11.16(a)(iv) cannot, or can only partially, be effected, each Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure applicable to such Borrower, and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure applicable to such Borrower in accordance with the procedures set forth in Section 11.17.

(b) If each Borrower, the Administrative Agent, the Swingline Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 11.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

11.17 Cash Collateral.

(a) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Swingline Lender or any Issuing Lender (with a copy to the Administrative Agent) each Borrower shall Cash Collateralize the Swingline Lender’s and Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 11.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount applicable to such Borrower.

(b) Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders and the Swingline Lender, and agrees to maintain, a first priority security interest in all Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to Section 11.17(c). If at any time the Administrative Agent determines that Cash Collateral applicable to any Borrower is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lenders and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, such Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 11.17 or Section 11.16 (i) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided or (ii) in respect of Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which Cash Collateral was so provided, in each case prior to any other application of such property as may otherwise be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s or the Swingline Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 11.17 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and each Issuing Lender or the Swingline Lender, as the case may be, that there exists excess Cash Collateral; provided that, subject to Section 11.16, the Person providing Cash Collateral and each Issuing Lender or the Swingline Lender, as the case may be, may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by any Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

NEW YORK STATE ELECTRIC & GAS CORPORATION

By:	Mark S. Lynch
Name:	Mark S. Lynch
Title:	President

By:	/s/ Joseph J. Syta
Name:	Joseph J. Syta
Title:	Vice President, Controller & Treasurer

ROCHESTER GAS AND ELECTRIC CORPORATION

By:	Mark S. Lynch
Name:	Mark S. Lynch
Title:	President

By:	/s/ Joseph J. Syta
Name:	Joseph J. Syta
Title:	Vice President, Controller & Treasurer

CENTRAL MAINE POWER COMPANY

By:	/s/ Sara J. Burns
Name:	Sara J. Burns
Title:	President and Chief Executive Officer

By:	/s/ Eric N. Stinneford
Name:	Eric N. Stinneford
Title:	Vice President, Treasurer, Controller & Clerk

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ James W. Peterson
Name:	JAMES W. PETERSON
Title:	VICE PRESIDENT

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Mike Mason
Name:	Mike Mason
Title:	Director

Banco Bilbao Vizcaya Argentaria, S.A., New York Branch, as a Lender

By:	/s/ Michael Oka
Name:	MICHAEL OKA
Title:	EXECUTIVE DIRECTOR

By:	/s/ Paul A. Rodriguez
Name:	PAUL A. RODRIGUEZ
Title:	VICE PRESIDENT

Sovereign Bank, as a Lender

By:	/s/ Alister Moreno
Name:	Alister Moreno
Title:	Global Banker

Signature Page to Credit Agreement

TD Bank, N.A., as a Lender

By:	/s/ Marla Willner
Name:	Marla Willner
Title:	Senior Vice President

THE BANK OF NEW YORK MELLON, as Co-Documentation Agent and as a Lender

By:	/s/ John N. Watt
Name:	JOHN N. WATT
Title:	VICE PRESIDENT

Union Bank, N.A., as a Lender

By:	/s/ Michael Agrims
Name:	Michael Agrims
Title:	Vice President

Citibank, N.A., as a Lender

By:	/s/ Anita J. Brickell
Name:	Anita J. Brickell
Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Philippe Sandmeier
Name:	Philippe Sandmeier
Title:	Managing Director

Signature Page to Credit Agreement

By:	/s/ Lawrence Williamson
Name:	Lawrence Williamson
Title:	Managing Director

HSBC Bank USA, National Association, as a Lender

By:	/s/ Alexander Rea
Name:	Alexander Rea
Title:	Director # 19168

Signature Page to Credit Agreement

Schedule 1.01

Lender	Commitment
JPMorgan Chase Bank, N.A.	$77,500,000.00
Bank of America, N.A.	$77,500,000.00
Banco Bilbao Vizcaya Argentaria S.A., New York Branch	$62,000,000.00
Sovereign Bank (Santander Group)	$62,000,000.00
TD Bank, N.A.	$62,000,000.00
The Bank of New York Mellon	$62,000,000.00
Union Bank, N.A.	$62,000,000.00
Citibank, N.A.	$45,000,000.00
Deutsche Bank AG New York Branch	$45,000,000.00
HSBC Bank USA, National Association	$45,000,000.00
Total Commitment	$600,000,000.00

Schedule 4.04

Litigation

None.

Schedule 4.11

Environmental and Safety Matters

None.

Schedule 11.01

Notice Addresses

Administrative Agent, Issuing Lender or Swingline Lender

Primary Contact:

Leslie Hill

1111 Fannin Street, Floor 10

Houston, TX, 77002-6925, United States

Phone: 713-750-2318

Fax: 713-427-6307

Email: Leslie.d.hill@chase.com

Secondary Contact:

John Ngo

1111 Fannin Street, Floor 10

Houston, TX, 77002-6925, United States

Phone: 713-750-2931

Fax: 713-427-6307

Email: John.ngo@jpmchase.com